QKL Stores Inc. Announces Full Year 2009 Financial Results

-- FY09 Revenues Increased 55% to $247.6 Million --
-- FY09 Gross Profit Increased 35% to $41.0 Million --
-- FY09 Non GAAP Net Income Increased 21% to $10.8 Million --
-- Adjusted EBITDA Increased 21% to $17.2 Million --
-- Opened Seven New Supermarkets in 2009 and Two New Supermarkets in 1Q10 –
--Earnings Conference Call Scheduled for Tuesday, April 6th --

Daqing, China, April 1, 2010 – QKL Stores Inc. (the “Company”) (Nasdaq: QKLS), a leading regional supermarket chain in Northeastern China with 36 supermarkets and two department stores, today announced its financial results for the year ended December 31, 2009.

Full Year 2009 Financial Results

For the fiscal year ended December 31, 2009, revenue increased 55% to $247.6 million from $160.1 million in 2008.  Revenue performance reflected the growth of 18 comparable stores, which are stores that have been opened for at least one year before January 1, 2008, generating approximately $134.5 million sales in 2009, an increase of $7.5 million, or 5.9% compared with $127.0 million sales in 2008 as well as sales from the opening of 16 new stores since January 1, 2008. In 2009, the Company deliberately slowed down its expansion of new stores in response to management’s strategy of building a new distribution center, establishing logistics and training systems in preparation to support new stores in the future.

Mr. Zhuangyi Wang, Chairman and CEO, said, "We are pleased to announce solid full year 2009 financial results.  We opened six new stores in 2009 including three in the fourth quarter.  These three new stores included one hypermarket and two supermarkets for an average size of 3,100 sq. meters, which was a 17% increase over our average store size. New stores are skewing larger due to our greater assortment of grocery, fresh food and non-food items.  As our growing base of customers become more selective about food freshness and demand greater product variety, our stores provide a unique experience for our customers growing product needs.  We believe our efforts can result in increased sales and higher gross margins for each store unit over time.”

“We continue to make excellent progress building out our infrastructure to enhance overall scalability.  We have accomplished a great deal in 2009 including breaking ground on a new distribution center, growing the number of available products in our grocery, fresh food, non-food and private label categories, enhancing our customer marketing initiatives and improving specialized employee training efforts.  These actions have propelled QKL Stores into a leading retailer in the Northeastern China region, a position which we hope to expand upon in the coming months and years ahead.”

Gross profit increased 35% year on year from $30.4 million, or 19% of total revenue, to $41.0 million, or 16.5% of total revenue, in 2009. The decrease in gross margin reflected the Company’s ongoing expansion of new stores, which tend to be less profitable during their early months of operation, as well as increased number of product promotions in order to increase market share and long-term sales volume.

Additionally, fourth quarter gross margin performance reflected classification of certain items based on the suggestion of its new independent auditor, BDO China Li Xin Da Hua CPA, CO, Ltd effective October 16, 2009. The reclassified items include: distribution cost from selling expenses to cost of sales; ii) rental income from renting spaces in our supermarkets from revenue to directly offsetting with rental expense, and iii) marketing income from revenue to directly offsetting with promoting expenses. The full year gross margin before the reclassifications was approximately 18.7%.  Going forward, the Company believes that gross margin will be in the range of 17%-19% over the next few quarters, which takes into account these line item reclassifications.

Operating income was flat at $14.5 million.  Selling, general and administrative expenses increased 66.7% to $26.5 million from $15.9 million in the prior year, reflecting the increase of new labor cost associated with new store openings, and the fees related to the public offering in November 2009. Adjusted EBITDA increased 21% from $14.3 million in 2008 to $17.2 million in 2009.

Net Income for full year 2009 was $(24.6) million, which included a one-time non-cash charge in 2009 of $35.5 million. Non-GAAP net income, which excluded the non-cash charge, was $10.8 million, or $0.34 per diluted share for the full year of 2009, up 21% from $9.0 million, or $0.29 per diluted share in 2008. The non-cash charge was not related to the Company’s operation in any way and resulted solely from the change in fair value of warrants issued to investors in conjunction with Company’s issuance of convertible Preferred Stock in March 2008, pursuant to provisions of FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The accounting treatment of the Warrants resulted from a provision providing anti-dilution protection to the warrant holders, which provision has been waived by the warrant holders permanently as of March 30, 2010. As such, the Company believes that the non-cash charges will no longer be applied after December 31, 2009.

The following table represents the non-GAAP financial disclosure to provide a quantitative analysis of the impact of the non-cash charge resulting from the change in fair value of warrants for the year ended December 31, 2009 on the Company’s net income:

	2008	2009
Net Income (US GAAP)	$8,997,068	$(24,643,438)
Change in fair value of warrants (non-cash)		$35,492,017
Net income (Non-GAAP)	$8,997,068	$10,848,579

Adjusted EBITDA increased 21% from $14.3 million in 2008 to $17.2 million in 2009

	2008	2009
Net Income	$8,997,068	$(24,643,438)
Depreciation	$1,727,668	$2,721,636
Amortization	$26,679	$27,967
Change in fair value of warrants	$-	$35,492,017
Interest income	$(272,551)	$(222,007)
Interest expense	$240,330	$23,734
Provision for income tax	$3,556,474	$3,807,794
Adjusted EBITDA	$14,275,668	$17,207,703

The Company uses adjusted EBITDA as a measure of the Company's operating trends. Investors are cautioned that adjusted EBITDA is not a measure of liquidity or of financial performance under Generally Accepted Accounting Principles (GAAP). The adjusted EBITDA numbers presented may not be comparable to similarly titled measures reported by other companies. Adjusted EBITDA, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading "Adjusted EBITDA Reconciliation" following the Consolidated Statements of Operations included in this press release.

Balance Sheet and Cash Flow

As of December 31, 2009, the Company had $45.9 million of cash, compared to $26.7 million, as of September 30, 2009 and $19.3 million as of December 31, 2008.  The cash balance reflected the Company’s follow-on offering of 6,900,000 shares of common stock at a purchase price of $5.75 per share, which raised net proceeds of approximately $37.4 million on November 27, 2009.  As of December 31, 2009, the Company had no debt or bank loans.

Net cash flow from operating activities was $10.4 million for the full year of 2009 compared to $17.9 million for the full year of 2008. The decrease in net cash from operating activities is mainly due to increases in inventory as well as other receivables, which resulted from lending money to vendors during the fourth qaurter of 2009 in the amount of $7.3 million to ensure adequate levels of merchandise during the peak Chinese new year season. Net cash flow used by investing activities was $19.0 million for the full year of 2009, compared to $23.8 million used for the full year of 2008. Net cash flow provided by financing activities was $35.2 million for the full year of 2009, compared to $12.6 million for the full year of 2008.

Retail Store Update

The Company opened its 35th supermarket on March 24th, 2010 in the city of Tangyuan, Heilongjiang, which has a population of approximately 95,000.  The store occupies an area of 6,200 square meters and carries items across all three of the Company's core categories.
The Company opened its 36th supermarket on March 31th, 2010 in the city of Daqing, Heilongjiang. The store occupies an area of 2,655 square meters, and carries items across all three of the Company’s core categories.

Mr. Wang continued, "We remain highly encouraged with our opportunities in 2010.  We plan to open 20 new stores having an aggregate of 100,000 sq. meters of new store space this year.  We opened our first store of the year in March and believe our store opening schedule will rapidly accelerate as we head into the warmer weather months as well as open our second distribution center.  This second distribution center, to be located in Harbin, is scheduled to open in April.  Having a second distribution center will allow us to better support our retail locations with fresher products and greater selection, strengthen supplier relationships and lower our cost of goods sold thereby enhancing gross margin.  We have a tremendous market opportunity to further expand our business and ensure that we enhance our position as the leading supermarket and hypermarket retail chain serving tier 2 and tier 3 cities in the northeast China region.  We are well capitalized to achieve our store growth targets this year and look forward to achieving many positive developments in 2010.”

Conference Call

The Company will conduct a conference call to discuss its 2009 results on Tuesday, April 6, 2010 at 8:30am ET. Listeners may access the call by dialing 1-719-457-2086.  To listen to the live webcast of the event, please go to http://www.viavid.net. Listeners may access the call replay, which will be available through April 20th, 2010, by dialing 1-719-457-0820; conference ID: 1445018.

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeast China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company’s website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information

QKL Stores, Inc. In U.S.:	ICR, Inc. In U.S.:
Crystal L. Chen, CFO	Bill Zima
+1-909-895-6516	+1-203-682-8200
In China:	In China:
Mike Li, Investor Relations	Wei-Jung Yang
+86-459-460-7987	+86-10-6599-7968

QKL STORES INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31, 2009	December 31, 2008

ASSETS
Cash	$45,912,798	$19,285,021
Pledged deposits	181,836	293,149
Accounts receivable, net of allowance for doubtful accounts of nil and nil, respectively	283,929	793,352
Inventories	24,691,156	14,544,341
Other receivables	13,980,572	4,189,140
Prepaid expenses	2,993,191	1,862,591
Advances to suppliers	2,965,139	3,342,756
Deferred income tax assets	417,788	-

Total current assets	91,426,409	44,310,350
Property, plant equipment, net	29,402,630	12,960,303
Land use rights, net	753,226	776,259
Goodwill	19,280,509	18,878,823
Other assets	408,391	787,741

Total assets	$141,271,165	$77,713,476

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term bank loans	$-	$2,188,439
Accounts payable	29,244,923	21,283,818
Cash card and coupon liabilities	7,721,630	3,858,514
Customer deposits received	3,862,890	2,901,205
Accrued expenses and other payables	6,656,089	2,362,077
Income taxes payable	1,154,229	1,252,336

Total current liabilities	48,639,761	33,846,389
Warrant liabilities	44,304,034
Total liabilities	92,943,795	33,846,389

Commitments and contingencies

Stockholders’ equity
Common stock, $.001 par value per share, authorized 100,000,000, shares, issued and outstanding 29,475,983 and 20,882,353 at December 31, 2009 and December 31, 2008, respectively	29,476	20,882
Series A convertible preferred stock, par value $0.01, 10,000,000 shares authorized, 7,548,346 and 9,117,647 shares outstanding at December 31, 2009 and 2008, respectively	75,483	91,176
Additional paid-in capital	53,191,217	21,783,477
Retained earnings – appropriated	4,913,072	3,908,247
Retained earnings	14,236,111	14,204,169
Accumulated other comprehensive income	4,354,233	3,859,136

Total stockholders’ equity	48,327,370	43,867,087

Total liabilities and stockholders’ equity	$141,271,165	$77,713,476

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Income

	Years Ended December 31,
	2009	2008

Net sales	$247,594,272	$160,129,600

Cost of sales	206,639,561	129,739,748

Gross profit	40,954,711	30,389,852

Selling expenses	21,680,096	12,639,565

General and administrative expenses	4,802,262	3,249,506

Income from operations	14,472,353	14,500,781

Other expenses	14,253	1,979,460

Changes in fair value of warrants	35,492,017

Interest income	(222,007)	(272,551)

Interest expense	23,734	240,330

Income before income tax	(20,835,644)	12,553,542

Income tax expense	3,807,794	3,556,474

Net income	$(24,643,438)	$8,997,068

Weighted average number of shares outstanding
Basic	21,885,423	20,882,353
Diluted	31,922,995	31,137,642
Earnings per share
Basic	$(1.13)	$0.43
Diluted	(0.77)	0.29

QKL STORES INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$(24,643,438)	$8,997,068
Depreciation	2,721,636	1,727,668
Amortization	27,967	26,679
Deferred income tax	(416,944)	--
Loss on disposal of property, plant and equipment	36,938	--
Change in fair value of warrants	35,492,017
Adjustments to reconcile net income to net cash provided by operating activities:
Accounts receivable	512,692	(781,040)
Inventories	(10,047,537)	(5,265,816)
Other receivables	(9,749,527)	(771,775)
Prepaid expenses	(327,811)	(874,300)
Advances to suppliers	1,686,988	(2,234,224)
Accounts payable	7,829,738	12,699,697
Cash card and coupon liabilities	3,834,412	1,892,717
Customer deposits received	944,028	1,938,371
Accrued expenses and other payables	3,069,863	467,163
Income taxes payable	(104,692)	839,059

Net cash provided by operating activities	10,866,330	18,661,267

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(19,566,327)	(4,595,461)
Acquisition of business, net	--	(19,640,200)
Increase(Decrease) pledged deposits	111,313	(293,149)

Net cash used in investing activities	(19,455,014)	(24,528,810)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of Common stock	37,406,389	--
Proceeds from issuance of Series A convertible preferred stock		15,500,000
Repayment of bank loan	(2,195,872)	(2,872,635)

Net cash provided by financing activities	35,210,517	12,627,365

Net increase in cash	26,621,833	6,759,822

Effect of foreign currency translation	5,944	1,783,135

Cash at beginning of period	19,285,021	10,742,064
Cash at end of period	$45,912,798	$19,285,021

Supplemental disclosures of cash flow information:
Interest paid	23,734	240,330
Income taxes paid	$4,120,045	$2,472,229